Exhibit 23.1

11th Floor
PricewaterhouseCoopers Center
2 Corporate Avenue
202 Hu Bin Road
Shanghai 200021
People’s Republic of China
Telephone +86 (21) 2323 8888
Facsimile +86 (21) 2323 8800
www.pwccn.com
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated April 27, 2011 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Home Inns & Hotels Management Inc’s Annual Report on Form 20-F for the year ended December 31, 2010. We also consent to the references to us under the heading “Experts” in this Registration Statement.

/s/ PricewaterhouseCoopers Zhong Tian CPAs Limited Company
Shanghai, People’s Republic of China
May 19, 2011